Exhibit 99.1

Spectrum Brands and Salton Inc. Terminate Sale Agreement
Global Pet Supply Business to Remain in Spectrum’s Portfolio

ATLANTA, July 14, 2008 -- Spectrum Brands, Inc. (NYSE: SPC) (the Company) announced today that it and Salton Inc. and Salton’s wholly owned subsidiary, Applica Pet Products LLC, have mutually agreed to terminate the definitive agreement for the sale of the Company’s global pet supply business.

“Despite our desire and diligent efforts to complete this transaction upon the negotiated terms, we have been unable to obtain the consent of our senior lenders necessary to close on a basis that would be in the best interests of our shareholders and the Company,” said Kent Hussey, CEO of Spectrum Brands. “We will therefore continue to operate the global pet supply business and work to capture the strong market potential we see there. Additionally, our Board and management team remain committed to finding and executing appropriate alternatives for reducing the indebtedness of the Company.”

Hussey continued, “With $72.7 million of cash on our Balance Sheet at quarter-end, June 29, 2008, and both sales and adjusted EBITDA growth expected for the full year fiscal 2008 versus full year fiscal 2007 results, we continue to believe that we have sufficient liquidity to run our businesses.” In addition, based on current forecasts, the Company projects its fiscal 2009 free cash flow from operations, which would be available to reduce outstanding indebtedness, to range between $40 to $50 million. This projection includes an estimate of Cash Flows from Operating Activities for fiscal 2009 of $75 to $85 million less capital expenditures of $35 million.

Termination of the definitive agreement is conditioned upon the Company paying to Salton Inc. $3 million as a reimbursement of expenses within 2 business days. Additionally, the standstill provisions of the confidentiality and standstill agreement entered into on February 26, 2008 with Harbinger Capital Partners Master Fund I, Ltd. were terminated.

Non-GAAP Financial Measures

Within this release, reference is made to free cash flow. Free cash flow is a metric used by the Company’s management and frequently used by the financial community which provides insight into an organization’s operating activities and is a useful measure of performance and its ability to generate cash. While the Company’s management believes that free cash flow is useful supplemental information, such non-GAAP results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

About Spectrum Brands, Inc.

Spectrum Brands is a global consumer products company and a leading supplier of consumer batteries, lawn and garden care products, specialty pet supplies, shaving and grooming products, household insect control products, personal care products and portable lighting. Helping to meet the needs of consumers worldwide, included in its portfolio of widely trusted brands are Rayovac(R), Varta(R), Remington(R), Tetra(R), Marineland(R), Nature's Miracle(R), Dingo(R), 8-In-1(R), Spectracide(R), Schultz(R), Cutter(R), Repel(R), and HotShot(R). Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generated fiscal year 2007 net sales of $2.6 billion. The Company's stock trades on the New York Stock Exchange under the symbol SPC.

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) the risk that the termination disrupts current plans and operations; (2) difficulty or unanticipated expenses in connection with the termination; (3) changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products the Company offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where the Company does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) the Company’s ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the Company’s securities filings, including the most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q. The Company also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to the Company and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

The Company also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. The Company undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

Spectrum Brands
Investor Contact:
Carey Skinner, 770-829-6208
DVP Investor Relations

or

Sard Verbinnen & Co for Spectrum Brands
Media Contact:
Kara Findlay, 212-687-8080 or
Matt Benson, 415-618-8750